Exhibit 99.1

Tuesday Morning Announces CFO Transition

Mr. Katz, current Chief Operating Officer of the Company, to assume Interim CFO role

Updates Q4 and Fiscal 2022 Outlook

DALLAS, July 29, 2022 -- Tuesday Morning Corporation (NASDAQ: TUEM) (“Tuesday Morning” or “the Company”), a leading off-price retailer of home goods and décor, today announced that Jennifer Robinson, who has served as Executive Vice President and Chief Financial Officer since September 2021 is departing the Company to pursue other opportunities effective August 15, 2022. Marc Katz, Principal and Chief Operating Officer of Tuesday Morning, will serve as Interim Chief Financial Officer of the Company.

Mr. Hand said, “We are very pleased Marc will again lend his considerable experience to the role of Interim Chief Financial Officer, in addition to his responsibilities as COO, and we expect a seamless transition.” Mr. Hand continued, “On behalf of the entire Tuesday Morning team, I would also like to thank Jennifer for her leadership through an evolving market over the course of her tenure. We wish her all the best in her future endeavors.”

Mr. Katz has served as the Principal and Chief Operating Officer of Tuesday Morning since September 2021. In addition to his ongoing responsibilities as COO, as Interim CFO, Mr. Katz will also oversee finance, accounting and reporting, tax, treasury, internal audit, and loss prevention. Mr. Katz will continue to report directly to Fred Hand, Chief Executive Officer.

Outlook

The Company now expects fourth quarter fiscal 2022 comparable store sales to decrease 8% when compared to the fourth quarter of fiscal 2021. This compares to the prior guidance for fourth quarter fiscal 2022 comparable store sales to decrease 3% to 5% when compared to the fourth quarter of fiscal 2021.

Given the updated expectation for the fourth quarter, the Company now expects to report an Adjusted EBITDA loss for fiscal 2022 between $30 million and $32 million. This compares to the prior guidance for an Adjusted EBITDA loss for fiscal 2022 between $26 million and $29 million.

The Company is still finalizing its annual closing procedures and plans to provide more detail on its business performance on its fourth quarter and full year fiscal 2022 earnings call in September.

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 490 stores in 40 states. More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections. Forward-looking statements include statements regarding management’s plans and strategies and execution of the Company’s strategic plan and statements under the heading “Outlook”. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Item 1A. Risk Factors" of the Company's most Annual Report on Form 10-K for the fiscal year ended June 30, 2021, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: the effects and length of the COVID-19 pandemic; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; increases in the cost or a disruption in the flow of our products, including the extent and duration of the ongoing impacts to domestic and international supply chains from the COVID-19 pandemic; impacts to general economic conditions and supply chains from the disruption in Europe; impacts of inflation and increasing interest rates; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to obtain merchandise on varying payment terms; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations of, or increased costs in the operation of our distribution center facility; our ability to generate sufficient cash flows, maintain compliance with our debt agreements and continue to access the capital markets; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations; our ability to meet all applicable requirements for continued listing of our common stock on The Nasdaq Stock Market, including the minimum bid requirement of $1.00 per share; and our ability to maintain an effective system of internal controls over financial reporting. The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

INVESTOR RELATIONS:
Caitlin Churchill
ICR
203-682-8200
Caitlin.Churchill@icrinc.com

MEDIA:
TuesdayMorning@edelman.com